Exhibit 99.1

GI Dynamics Announces Extension of the Maturity Date of US $5M Convertible Note with Crystal Amber

Boston, United States
Sydney, Australia 31 March 2019 AEDT	BOSTON and SYDNEY – 31 March 2019 – GI Dynamics® Inc. (ASX:GID), a medical device company that is developing EndoBarrier® for patients with type 2 diabetes and obesity, is pleased to announce that it has reached an agreement with Crystal Amber Fund Limited (Crystal Amber) to extend the maturity date (and the associated final conversion date) of its 2017 Senior Secured Convertible Promissory Note (Note) from 31 March 2019 to 1 May 2019. Crystal Amber is the Company’s largest stockholder.

The Company issued the Note to Crystal Amber in the aggregate principal amount of US $5m on 15 June 2017. The Note accrues interest at a rate of 5% per year, compounded annually. Without an extension of the maturity date, all outstanding principal and interest was due and payable to Crystal Amber on 31 March 2019. The Company does not currently have sufficient cash reserves to repay the total amount outstanding under the Note. The details of the Note, including a summary of its terms, were first announced by the Company on 16 June 2017[1].

Separately, the Company intends to seek stockholder approval to modify the conversion price calculation for optional conversion under the Note from a five (5) day “volume weighted average closing price” calculation to a five (5) day “volume weighted average price” calculation at a Special Meeting of stockholders. Details of the proposed Special Meeting will be provided to stockholders shortly.

The Company plans to use the period of the extended term of the Note to:

• Continue the evaluation of its optimal capital markets strategy

•   Continue to evaluate and pursue sources of raising additional funds required to support the Company’s continued operations and to conduct its planned clinical trials in the United States (GID 18-1) and India

• Continue preparation for the above-mentioned clinical trials
Investor Relations United States: Janell Shields +1 (781) 357-3280 investor@gidynamics.com	[1] https://www.asx.com.au/asxpdf/20170616/pdf/43jz949fmqqdlf.pdf

Boston, United States Sydney, Australia 31 March 2019 AEDT	“We are pleased to have the continued support of Crystal Amber,” said Scott Schorer, president and chief executive officer of GI Dynamics. “We continue to believe in EndoBarrier as a potential treatment for patients diagnosed with type 2 diabetes and obesity, and are working diligently to secure additional financing to support EndoBarrier clinical trials in the United States and India.”

About GI Dynamics

GI Dynamics®, Inc. (ASX:GID) is the developer of EndoBarrier®, the first endoscopically- delivered device therapy for the treatment of type 2 diabetes and obesity. EndoBarrier is not approved for sale and is limited by federal law to investigational use only. Founded in 2003, GI Dynamics is headquartered in Boston, Massachusetts. For more information please visit www.gidynamics.com.

Forward-Looking Statements

This announcement may contain forward-looking statements. These statements are based on GI Dynamics management’s current estimates and expectations of future events as of the date of this announcement. Furthermore, the estimates are subject to several risks and uncertainties that could cause actual results to differ materially and adversely from those indicated in or implied by such forward-looking statements.

Investor Relations United States: Janell Shields +1 (781) 357-3280 investor@gidynamics.com	These risks and uncertainties include, but are not limited to, risks associated with our ability to continue to operate as a going concern; our ability to raise sufficient additional funds to continue operations and to conduct the planned pivotal trial of EndoBarrier in the United States (GID 18-1); our ability to execute the GID 18-1 under FDA’s Investigational Device Exemption; our ability to enlist clinical trial sites and enroll patients in accordance with the GID 18-1; the risk that the FDA stops the GID 18-1 early as a result of the occurrence of certain safety events or does not approve an expansion of the GID 18-1; our ability to maintain compliance with our obligations under our existing convertible note and warrant agreements executed with Crystal Amber Fund Limited, including our obligations to make payment on the relevant note that is due in May 2019; our ability to restructure the terms of the convertible note with Crystal Amber Fund Limited that is due in May 2019 if we are unable to raise sufficient

Boston, United States Sydney, Australia 31 March 2019 AEDT	funds to enable us to fully repay such note when due; obtaining and maintaining regulatory approvals required to market and sell our products; the possibility that future clinical trials will not be successful or confirm earlier results; the timing and costs of clinical trials; the timing of regulatory submissions; the timing, receipt and maintenance of regulatory approvals; the timing and amount of other expenses; the timing and extent of third-party reimbursement; intellectual-property risk; risks related to excess inventory; risks related to assumptions regarding the size of the available market; the benefits of our products; product pricing; timing of product launches; future financial results; and other factors, including those described in our filings with the U.S. Securities and Exchange Commission.

Given these uncertainties, one should not place undue reliance on these forward-looking statements. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or otherwise, unless we are required to do so by law.

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Investor Relations

United States:

Janell Shields

+1 (781) 357-3280

investor@gidynamics.com